Exhibit 99.3

          F&M NATIONAL CORPORATION 1998 EMPLOYEE STOCK DISCOUNT PLAN

                   Base Pay Payroll Deduction Authorization

Participant's Name:  _______________________      Soc. Sec. No.: _______________

Calendar Year Effective:  __________________

      I elect to contribute _____% [Insert whole percentage from 2% to 15%, inclusive, or 0% if no contribution is desired] of my base pay (base salary or wages plus overtime and shift premium) each pay period as a base pay payroll deduction contribution to the F&M National Corporation 1998 Employee Stock Discount Plan. This election is effective for the above Calendar Year.

      I understand that:

      1. This election will not be effective unless it is timely filed with the Plan Administrator in accordance with the Plan's requirements.

      2. My contribution election will remain in force for the above Calendar Year so long as I am a regular employee, unless terminated by me (which I may do at any time by filing a written notice with the plan administrator of the Plan at least 5 days in advance).

      3. My elected contribution may be limited or reduced by the Plan Administrator in order to comply with contributions or other limitations imposed under the Plan.

      4. This election is subject to all of the terms and conditions of the Plan, whether currently or hereafter adopted.

      5. This election supersedes any prior election by me under the Plan.


Date:  _____________      Participant's Signature:______________________________



--------------------------------------------------------------------------------


Date Received:  ________      For Plan Administrator:___________________________


--------------------------------------------------------------------------------